Exhibit 10.1
JOINT VENTURE AGREEMENT

This Joint Venture Agreement (the "Agreement"), dated April 11, 2011, by and between Fuelstream, Inc., a Delaware corporation, with its principal place of business at 11650 South State Street, Suite 240, Draper, Utah 84020 ("hereinafter referred to as Fuelstream"), and Aviation Fuel International, Inc., a Florida Corporation with its principal place of business at 510 Shotgun Road, Suite 110, Fort Lauderdale, Florida 33326 (hereinafter referred to as "AFI").

RECITALS

WHEREAS,  Fuelstream and AFI desire to enter into a joint venture arrangement to develop  commercial opportunities relating to the acquisition of Jet-A fuel tanker trucks for the purpose of over-land delivery and sale of Jet-A to personal, corporate, and commercial aircraft operators; and

WHEREAS, AFI as a Jet-A reseller is in the business of procuring Jet A to sell to various airlines, corporate purchasers and personal end-users of aviation fuel; and

WHEREAS, AFI seeks the financial assistance of Fuelstream in acquiring fuel tanker trucks in order to procure these additional fuel sales.

GENERAL DEFINITIONS

The following comprise the general definitions of terms utilized in this Agreement:

1.           Capital Contribution(s). The capital contribution to the Joint Venture actually made by FuelStream, including property, cash and any additional capital contributions made.

2.           Profits and Losses. Any income or loss of the joint venture for federal income tax purposes determined by the Partnership's fiscal year, including, without limitation, each item of joint venture income, gain, loss or deduction.

OBLIGATIONS OF THE JOINT VENTURE

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties intending to be legally bound, agree as follows:

1.           FORMATION.  Fuelstream and AFI hereby form a joint venture (the "Joint Venture") for the term and purposes and in accordance with the provisions of this Agreement.

2.           PURPOSE.  Fuelstream and AFI wish to create the Joint Venture for the purpose of acquiring Jet A fuel tanker trucks for over-land delivery and the sale of Jet-A  to various airlines, corporate purchasers and personal end-users of aviation fuel.

3.           POWERS.  The Joint Venture shall have all powers reasonably necessary or incidental to carrying out its purpose.

4.           OFFICE.  The principal office of the Joint Venture will be at  510 Shotgun Road, Suite 110, Fort Lauderdale, Florida 33326.

5.           REQUIREMENTS TO CONDUCT BUSINESS.  Fuelstream and AFI will execute and file all certificates, and take all other action that may be required to conduct business.

6.           INSURANCE. Fuelstream and AFI will secure the required insurance in order to facilitate this Joint Venture Agreement including all General Liability Coverage to operate on a fuel tanker trucks on an airport, liability including comprehensive and collision coverage for the vehicle.

7.           TERM AND TERMINATION.

a.   Term.  The term of this Agreement will commence as of the date hereof and will end  upon the earliest to occur of the events specified in subsection (b) below, or eighteen (18) months thereafter (the “Term”).

b.   Termination.  Prior to the end of the Term, this Agreement shall terminate upon the first to occur of the following:

(1)   the acquisition of all common and preferred stock in AFI by Fuelstream;

(2)   by written agreement between Fuelstream and AFI;

(3)   adjudication that either Fuelstream or AFI has filed  a voluntary petition in bankruptcy, the filing of any petition against it under any bankruptcy or insolvency law, or its filing of a petition or answer    seeking the appointment of a receiver of its assets or an arrangement with creditors under any such laws; or

(4)   breach by either Fuelstream or AFI or of any material covenants under this Agreement (subject to the provisions set forth below).

8.           CONTRIBUTIONS TO THE JOINT VENTURE.  AFI and Fuelstream shall each contribute the following to the Joint Venture:

a.           Contributions  by AFI.  Upon the commencement of this Joint Venture, AFI shall contribute as consideration its knowledge of the fuel industry and its industry contacts for purposes of acquiring the new fuel tanker trucks, soliciting the business for the trucks and acquiring the fuel being pumped into the trucks being used for purposes of the Joint Venture.

AFI shall also contribute all new agreements with end users entered into by AFI as a reseller  of fuel using the fuel tanker trucks described above (hereafter, “New Tanker Truck Reseller Agreements”).

b.           Contributions by Fuelstream.  During the Term of this Joint Venture, as consideration, Fuelstream shall contribute the following:

(1)           working capital of not less than $200,000.00 (the “Working Capital Amount”) for purposes of acquiring a fuel tanker truck, general liability insurance as may be required, the initial acquisition of the fuel and salaries/benefits/taxes to employees(s) to operate the truck.  The parties hereby acknowledge that Fuelstream has, prior to the execution hereof, previously delivered $69,500 of the Working Capital Amount to AFI.  The remainder of the Working Capital Amount shall be deposited in AFI counsel's trust account within ninety (90) days of execution of this agreement; and,

(2)           such other purposes as the Joint Venture may agree upon.

9.           INTENT TO ACQUIRE.  The parties to this Joint Venture shall, in good faith, endeavor to negotiate and take all such steps as are reasonably necessary to effectuate the acquisition of AFI by Fuelstream during the Term of this Agreement.

10.           NOTICE AND CURE OF A MATERIAL BREACH.  If there is a material breach of this Agreement, the party intending to terminate must give the defaulting party thirty (30) business days written notice thereof, detailing the particular action or condition that is claimed to constitute a material breach.  The defaulting party may cure the breach during this period or take steps to cure, and if cured, or if the steps taken to cure the breach will do so within a reasonable period if diligently prosecuted, then this Agreement will not terminate.

11.           REPRESENTATIONS.  Each of Fuelstream and AFI represent to the other as follows:

     a.           Authority.  The execution, delivery, and performance by each of this Agreement and the performance by each of its obligations hereunder (i) are within their respective power and authority; (ii) have been duly authorized by all necessary action on the part of their respective governing bodies; (iii) will not contravene any agreement, instrument, or undertaking binding upon either or any of their respective assets; and (iv) will not contravene any agreements with any of lenders or investors of either.

 b.   Binding Effect.  This Agreement has been duly executed and delivered by each party and constitutes the valid, legal, and binding obligation of each party, enforceable in accordance with its terms.

 c.           No Adverse Effects.  There is no pending or, to my knowledge, threatened action,

suit or proceeding or investigation before any court, board of arbitration or arbitrator, governmental body, agency, instrumentality, or official against or affecting either party, the outcome of which, if adversely determined, would have a material adverse effect on its business or assets or could adversely impair the ability of either party to fully perform its obligations under this Agreement.

    d.   No Other Agreements.  Neither party is a party to any agreement or instrument or subject to any restriction having a materially adverse effect on its business, operations, property, assets, or condition, financial or other, or its ability to perform its obligations under this Agreement or any agreement or instrument hereunder and is not in default in the performance, observance, or fulfillment of the material obligations, covenants, or agreements contained in any agreement or instrument or by which any of its property or assets is bound.

    e.           No Defaults.  Neither party is in default under any applicable order, writ, injunction, or decree of any court, governmental department, board, or agency, or instrumentality of any arbitrator.

12.           INTERESTS, PROFITS AND LOSSES, AND DISTRIBUTIONS.  AFI shall have a 50% interest in all of the assets of the Joint Venture and in the profits and is chargeable with such percentage of the losses of the Joint Venture.  Fuelstream shall have a 50% interest in all of the assets the Joint Venture and in the profits and is chargeable with such percentage of the losses of the Joint Venture.  After the end of each calendar quarter, any funds that AFI and Fuelstream determine are not required for the payment of the Joint Venture's obligations or for the purposes of the Joint Venture will be distributed in accordance with the parties' respective interest in the Joint Venture. The contacts and goodwill of AFI shall not be considered an asset for purposes of calculating any distribution.

13.           MANAGEMENT.

     a.           Managers.  Sean Wagner and Mark Klok or such other designees of AFI and Fuelstream, respectively, will act as the managers (the "Managers") of the Joint Venture.

     b.           Power and Authority.  Subject to the provisions of subsection (c), below, the Managers will have full power and authority to conduct and manage the business of the Joint Venture and to undertake and implement, on behalf of the Joint Venture, all Joint Decisions (as defined below) approved by Fuelstream and AFI.

     c.           Joint Decisions.  None of the following matters ("Joint Decisions") may be undertaken by or on behalf of the Joint Venture, and no expenditures or obligations may be incurred in connection therewith, without the prior consent or approval of both Fuelstream and AFI:

(1)   Acquisition of the Fuel Tanker Truck

(2)   Location of the Fuel Tanker Truck;

(3)   Liquidation of any of the assets of the joint venture.

     d.           Requirement of Good Faith.  The Managers, on behalf of the Joint Venture, shall diligently and in good faith manage the business of the Joint Venture and implement or cause to be implemented any Joint Decisions, and otherwise conduct the business of the Joint Venture in accordance with this Agreement.

    e.   Collections and Distributions.  The Managers will collect all sums payable to the Joint Venture and will distribute such amounts, after expenses of the Joint Venture, to the parties in accordance with their joint instructions or, if no such joint instructions are given, on an equal basis.

    f.   Books and Records.  The Managers will maintain the records and books of account for the Joint Venture.  Both Fuelstream and AFI shall at all reasonable times have access to, and may inspect and make copies of, such books of account and all other books and records of the Joint Venture and the Managers.

14.           BANK ACCOUNTS.  All sums received and all other funds of the Joint Venture will be deposited in the joint names of Fuelstream and AFI in such bank accounts as both Fuelstream and AFI designate from time to time, and withdrawals from such accounts may be made upon the signature of such persons or persons as both Fuelstream and AFI shall from time to time designate.

15.           TRANSFERS OF INTEREST IN THE JOINT VENTURE.  Neither party may, without the prior written consent of the other party, sell, assign, or transfer in any way, or mortgage, hypothecate, or otherwise encumber either of their respective interests in the Joint Venture.  Any attempted action in violation of this provision will be null and void.

16.           LIQUIDATION.

     a.           Manner of Liquidation.  Should Fuelstream not complete the acquisition of AFI by the end of the Term, upon termination of this Agreement, all assets of the Joint Venture must be liquidated as quickly as practicable, but in a manner that minimizes losses occurring in such liquidation.  Fuelstream and/or AFI may bid for and purchase any of the remaining assets of the Joint Venture.

  b.           Payment of Proceeds.  The proceeds of the liquidation are to be applied in the following order of priority:

           i.    payment of $69,500 as a breakup fee to AFI;

 ii.   assignment to AFI of all New Tanker Truck Supply Agreements;

iii.   payment to Fuelstream of the Working Capital Amount in cash, or in property (which property may include any vehicles purchased by or assigned to the Joint Venture) if the Joint Venture does not possess sufficient cash;

 iv.   payment of the expenses of the liquidation including all costs and reasonable attorney's fees, both outstanding and future fees related to the liquidation;

 v.   payment of all other debts and obligations of the Joint Venture, and the creation of a reserve for any contingent liabilities of the Joint Venture; and

 vi.           payment of the balance, if any, to the parties in proportion with their interests in the Joint Venture as set forth in Section 12.

17.           NOT A PARTNERSHIP.  This Agreement shall not be deemed to create a partnership or any other entity between Fuelstream and AFI.

18.           INTEGRATION:  GOVERNING LAW.  This Agreement merges and supersedes all prior Agreements between the parties hereto, and shall be governed by, and construed in accordance with, the domestic laws of the State of Florida. Venue shall lie in Broward County, Florida.

19.           INDEMNIFICATION OF THE JOINT VENTURERS. The parties to this Agreement shall have no liability to the other for any loss suffered which arises out of any action or inaction if, in good faith, it is determined that such course of conduct was in the best interests of the Joint Venture and such course of conduct did not constitute negligence or misconduct. The parties to this Agreement shall each be indemnified by the other against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Joint Venture.

20.           ATTORNEY'S FEE. In the event either party files an action to enforce the terms and conditions of this Joint Venture Agreement, the prevailing party shall be entitled to the recovery of its costs and reasonable attorney's fees, including the costs and fees of any appeal.

21.           SURVIVAL.  All the representations and covenants contained in this Agreement will survive the termination of this Agreement.

22.           AMENDMENTS.  No modification, amendment, or waiver of any provision of this Agreement, or consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the other party.

23.           INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions or warranties among the parties other than those set forth herein provided for.

24.           SEVERABILITY.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

25.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

           IN WITNESS WHEREOF, the parties have executed this Joint Venture Agreement to be effective as of the date first written above.

FUELSTREAM, INC.

By:  /s/ Mark Klok
Name: Mark Klok
Title:  Chief Executive Officer

AVIATION FUEL INTERNATIONAL, INC.

By: /s/ Sean Wagner
Name: Sean Wagner

Title: Chief Executive Officer